Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Freshworks Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (Exchange Act): our Class A common stock, $0.00001 par value per share. References herein to the terms the “company,” “we,” “our,” and “us” refer to Freshworks Inc. and its subsidiaries.
The following description of our capital stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, and our investors’ rights agreement entered into in December 2019 which are each filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.4 is a part, and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws, our investors’ rights agreement, and the applicable provisions of the Delaware General Corporation Law (DGCL) for more information.
General
Our amended and restated certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of Class A common stock, up to 350,000,000 shares of Class B common stock, and up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors.
Common Stock Rights
The rights of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Unless otherwise indicated, references to our “common stock” include our Class A common stock and Class B common stock.
Dividend Rights
We have never declared or paid any dividends on our common stock. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available.
Voting Rights
Holders of our Class A common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Holders of our Class B common stock are entitled to 10 votes per share on all matters to be voted upon by the stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders, unless otherwise required by Delaware law.
Under Delaware law, holders of our Class A common stock or Class B common stock would be entitled to vote as a separate class if a proposed amendment to our amended and restated certificate of incorporation would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. As a result, in these limited instances, the holders of a majority of our Class A common stock could defeat any amendment to our amended and restated certificate of incorporation. For example, if a proposed amendment of our amended and restated certificate of incorporation provided for our Class A common stock to rank junior to our Class B common stock with respect to (1) any dividend or distribution, (2) the distribution of proceeds were we to be acquired, or (3) any other right, Delaware law would require the vote of our Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our amended and restated certificate of incorporation.
Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Liquidation Rights
Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Class A common stock and Class B common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and there are no redemption or sinking fund provisions applicable to the common stock.
Conversion Rights
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Upon any transfer of shares of Class B common stock, whether or not for value, each such transferred share will automatically convert into one share of Class A common stock, except for certain transfers described in our amended and restated certificate of incorporation, including (i) transfers for tax and estate planning purposes, so long as the transferring holder continues to hold sole or, in the case of our founders, shared with family members, voting and dispositive power or, in the case of transfers to trusts, so long as the transferring holder or family members are beneficiaries of the trust; (ii) certain transfers to affiliated foundations so long as the transferring holder or family members continue to hold sole or shared voting and dispositive power over the shares; (iii) transfers of shares of Class B common stock to any of our founders; and (iv) transfers to the estates or heirs of any of our founders upon his or her death or incapacity.
Each share of Class B common stock will automatically convert into one share of Class A common stock on a one-to-one basis, upon the following: (1) sale or transfer of such share of Class B common stock, except for certain permitted transfers as described in the immediately preceding paragraph and in our amended and restated certificate of incorporation; (2) the death of such Class B common stockholder (or nine months after the date of death if the stockholder is our founder); or the final conversion date, which is the earliest of (i) the last trading day of the fiscal year following the seventh (7th) anniversary of the effectiveness of the registration statement in connection with our initial public offering or (ii) the date specified by the holders of a majority of the outstanding shares of Class B common stock.
Once transferred and converted into Class A common stock, our Class B common stock may not be reissued.
Preferred Stock
Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. No shares of preferred stock are currently outstanding.

Registration Rights
Stockholder Registration Rights
We are party to an investors’ rights agreement that provides that certain holders of our common stock, including certain holders of at least 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, as set forth below. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act of 1933 as amended (Securities Act) when the applicable registration statement is declared effective. We will pay the registration expenses, not to exceed $50,000, of the shares registered by the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback, and Form S-3 registration rights described below will expire the date five years following our initial public offering, or, with respect to any particular stockholder, such time that such stockholder (i) can sell all shares held by it in compliance with Rule 144 of the Securities Act or (ii) holds less than 1% of our outstanding common stock and all registrable securities held by such stockholder can be sold under Rule 144 of the Securities Act during any 90-day period.
Demand Registration Rights
Certain holders of our capital stock are entitled to certain demand registration rights. At any time after six months after the completion of our initial public offering, the holders of 30% or more of these shares may request that we register all or a portion of their shares. We are obligated to effect only two such registrations.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders of our capital stock will be entitled to certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating solely to the sale of securities of participants in a Company stock plan, (2) a registration relating to a corporate reorganization or other Rule 145 transaction, (3) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of these shares, or (4) a registration relating to the offer and sale of debt securities, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.
Form S-3 Registration Rights
Certain holders of our capital stock are entitled to certain Form S-3 registration rights. The holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate net proceeds of the shares offered would equal or exceed $5.0 million. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.
Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws, and Delaware Law
Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: (1) an acquisition of us by means of a tender offer; (2) an acquisition of us by means of a proxy contest or otherwise; (3) or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Dual Class Stock
We have a dual class common stock structure, which provides our stockholders prior to our initial public offering, co-founders, executives, employees, directors and their affiliates with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
Stockholder Meetings
Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our amended and restated certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative claim or cause of action brought on our behalf; (2) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (3) any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; (5) any claim or cause of action as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware; or (6) any claim or cause of action against us or any of our current or former directors, officers or other employees, governed by the internal-affairs doctrine or otherwise related to our internal affairs. These provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.
Exchange Listing
Our Class A common stock, par value $0.00001 per share, is listed on the Nasdaq Global Select Market, under the symbol “FRSH.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.